Filed Pursuant to Rule 433

Registration No. 333-261901

*PRICING DETAILS* $662.270+mm (Offered) Santander Drive Auto Receivables Trust 2022-7

Lead Managers: Citi(str.), J.P Morgan, and Amherst Pierpont Securities LLC

Co-Managers: CastleOak Securities, L.P., R. Seelaus & Co., LLC

Anticipated Capital Structure:

CL	AMT(MM)	WAL	S/M	P.WIN	E.MTY	L.MTY	BENCH	Sprd.	YLD	CPN	PRICE

A-1	155.00	0.18	A-1+/P-1	1-4	03/2023	12/15/2023	I-Curv	<<NOT OFFERED>>
A-2	282.00	0.80	AAA/Aaa	4-18	05/2024	01/15/2026	I-Curv	+130	+5.884	5.81	99.99777
A-3	147.14	1.92	AAA/Aaa	18-29	04/2025	04/15/2027	I-Curv	+145	+5.824	5.75	99.99193
B	93.67	2.79	AA/Aaa	29-38	01/2026	01/18/2028	I-Curv	+185	+6.033	5.95	99.97832
C	139.46	3.74	A/Aa3	38-48	11/2026	03/17/2031	I-Curv	+275	+6.787	6.69	99.99045

*NO GROW*

-Deal Summary-

Deal Size : $662.270+mm Offered

Exp. Settle : November 22, 2022

Offering Format : SEC

First Pay Date : December 15, 2022

ERISA : A2-C: Yes

Exp. Ratings : S&P / Moody’s

Min Denoms : $1K x $1K (Class A-C)

BBG Ticker : SDART 2022-7

B&D : Citi

Delivery : DTC, Euroclear, Clearstream

-Available Information-

* Preliminary Prospectus, FWP and CDI File (attached)

* Intex Deal Name : XSDAR2207 Password: AU99

* Link : https://dealroadshow.com/e/SDART22 Passcode: SDART22

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.